Exhibit 10.32

Second Amendment to Rider to License Agreement Vivarium

This Second Amendment to Rider to License Agreement Vivarium (“Amendment”) is dated November 18, 2024 (“Effective Date”) and entered into by and between Cue Biopharma, Inc., (“Licensee”) and MIL 40G, LLC (“Licensor”).

WHEREAS, Licensor and Licensee are parties to a certain Rider to License Agreement Vivarium dated July 7, 2022, as amended by that certain First Amendment to Rider to License Agreement Vivarium dated May 3, 2024 (collectively, “Rider”);

WHEREAS, Licensor and Licensee desire to amend the Rider in certain respects as set forth herein;

and,

WHEREAS, all capitalized terms contained herein shall, unless otherwise defined in this Amendment, have the same meaning as set forth in the Rider.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Rider is hereby amended as follows:

1.
Term Extension: Section 3 of the Rider is hereby deleted in its entirety and replaced with the following:

The term of this Rider (“Vivarium Term”) shall commence December 1, 2022 (“Vivarium Commencement Date”) and expire on July 14, 2026 (“Vivarium Expiration Date”). For the avoidance of doubt, in the event that the License Agreement is terminated prior to its natural expiration due to a Licensee default during the Vivarium Term, then this Rider shall terminate as well, provided, however, to the extent the Vivarium Term exceeds the License Agreement Term the Rider shall continue to be governed by the terms and conditions of the License Agreement as if coterminous.

2.
Early Termination. The following shall be added as a new Section 3(a) to the Rider:

a.
Early Termination. Licensee, upon sixty (60) days' written notice to Licensor, shall have the right to terminate the Rider (“Early Termination”); provided, however, that notice of such Early Termination can be given no sooner than August 31, 2025. Licensor has no obligation to honor any Early Termination notice that does not strictly comply with the requirements of this Section.
3.
Vivarium Fee: Section 4 is hereby deleted in its entirety and replaced with the following:

Effective as of the Vivarium Commencement Date, Licensee shall pay a monthly license fee equal to $59,152.50, which Licensee shall pay in advance on or before the first day of each and every month during the Vivarium Term (“Vivarium License Fee”). The Vivarium License Fee is subject to an automatic four percent (4%) increase on each anniversary of Vivarium Term Commencement Date, as shown on Schedule A attached hereto. Notwithstanding the foregoing, effective December 1, 2024, Licensee shall pay Licensor a monthly license fee as shown on Schedule A attached hereto (“Extended Vivarium License Fee”). Except as expressly stated otherwise herein, the Extended Vivarium License Fee shall be subject to all the same terms and conditions as the Vivarium License Fee. Licensee shall pay the Vivarium License Fee and Extended Vivarium License Fee payments by electronic payment to SmartLabs.

4.
Vivarium Deposit: The following shall be added to the end of Section 5 of the Rider:

In consideration of the term extension, Licensee shall pay an additional $2,460.74 to Licensor upon execution of the First Amendment, to be held by Licensor with the existing Vivarium Deposit of $61,518.60 according to the same terms and conditions herein. The total Vivarium Deposit shall equal $63,979.34.

5.
Initial Payment: The following shall be added to the end of Section 6 of the Rider:

In consideration of the term extension, Licensee shall pay an additional $2,460.74 to Licensor upon execution of the First Amendment. Licensor shall hold this together with the $61,518.60 already paid by Licensee to Licensor, such amount being equal to the Vivarium License Fee for the first month of the Vivarium Term. Together, such amounts shall total $63,979.34, which shall equal the Vivarium License Fee for the last month of the Vivarium Term, and which shall be held by Licensor according to the same terms and conditions herein.

6.
Schedule A: The amounts and dates shown on Schedule A attached hereto shall be deemed added to Schedule A attached to the Rider.
7.
Broker. Licensor and Licensee each warrants that they have had no dealings with any brokers or agents in connection with the negotiation or execution of this Amendment. In the event any agent or broker will make a claim for a commission or fee, then the party for which claim has been made will be responsible for payment thereof and hereby indemnifies and holds the other party harmless from such claim for commission or fees.
8.
Ratification. Except as amended herein, all terms and conditions of the Rider shall remain unchanged and in full force and effect. To the extent of any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Rider, the terms and conditions of this Amendment shall govern and prevail.

9.
Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document.

[SIGNATURES FOLLOW.]

LICENSEE:IN WITNESS WHEREOF, Licensor and Licensee have duly executed this Amendment as of the date first written above.

/s/ Kerri-Ann Millar

By: Kerri-Ann Millar

/s/ Brian Taylor

LICENSOR:By:

Title:

Brian Taylor

Chief Executive Officer

11/20/2024

Title:

CFO

11/20/2024

Schedule A

Start	End	Monthly Vivarium License Fee
12/1/2024	11/30/2025	$61,518.60
12/1/2025	7/14/2026	$63,979.34